(h)(4)
AMENDMENT TO
SCHEDULE A
OF THE
ADMINISTRATIVE SERVICES AGREEMENT
Dated as of July 30, 2010
     The following is a list of Portfolios for which the Administrator shall serve under the Administrative Services Agreement dated November 27, 2006:
     Quaker Strategic Growth Fund
     Quaker Capital Opportunities Fund
     Quaker Global Tactical Allocation Fund
     Quaker Small-Cap Growth Tactical Allocation Fund
     Quaker Mid-Cap Value Fund
     Quaker Small-Cap Value Fund
     Quaker Long-Short Tactical Allocation Fund
     Quaker Large-Cap Value Tactical Allocation Fund
     Quaker Event Arbitrage Fund
     Quaker Akros Absolute Strategies Fund

QUAKER INVESTMENT TRUST
By:	/s/ Justin Brundage

Name:	Justin Brundage
Title:	Secretary
Date:	July 30, 2010